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EXHIBIT 21.1

     List of Registrants Significant Subsidiaries.
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                                                                    Exhibit 21.1


                 LIST OF REGISTRANTS SIGNIFICANT SUBSIDIARIES


     Name of Subsidiary                        Place of Incorporation
     ------------------                        ----------------------

     Pan African Resources Corporation         Yukon Territory, Canada
     Guyanor Resources S.A.                    France